Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Joel Weiden
212-515-1970

Investor Contact:
Doug Morris
212-515-1964

SEITEL ISSUES STATEMENT

HOUSTON, June 25, 2002 -- Seitel, Inc. (the "Company") today announced that during a recent internal investigation of financial activities at the Company, it was discovered that the former Chairman and CEO, Paul A. Frame, and the former CFO, Debra Valice, may have improperly converted corporate funds to their personal use. The investigation was conducted by the Company's newly hired outside counsel, Fulbright & Jaworski L.L.P., and PricewaterhouseCoopers LLP, which was retained by Fulbright to assist in the investigation. As a result, Seitel's Board of Directors has withdrawn its offer to enter into the previously disclosed long-term promissory notes with these individuals and is demanding immediate repayment of these amounts to the Company. The Board has also instructed Fulbright to continue to investigate the financial activities of the Company and actively pursue disgorgement of all funds improperly obtained by anyone. It is estimated that the amounts that will be sought by the Company from Mr. Frame and Ms. Valice will exceed $4 million in the aggregate.

          In addition, the Board has instructed Fulbright to notify appropriate governmental authorities regarding the findings of the ongoing investigation, and to conduct an investigation of the Company's business practices and financial accounting controls to identify opportunities for improving the same.

          "The Company is acting expeditiously to address these issues and will continue to take whatever future action is necessary based on the results of a comprehensive investigation," according to Fred Zeidman, Chairman of the Board.

          The Company also disclosed that Ms. Valice had initiated litigation against the Company alleging wrongful discharge. The Company believes this litigation is without merit and will defend it vigorously.

Seitel (NYSE: SEI) markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects. It also selectively participates in oil and natural gas exploration and development programs.

(Disclaimer)

Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, as well as the risk factors discussed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The forward-looking statements contained in this release speak only as of the date hereof, and Seitel disclaims any duty to update these statements.

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